EXHIBIT 21.1
Subsidiaries of the Company:

Name:	State or other Jurisdiction of Incorporation:
Broadridge (Suisse) S.A.	Switzerland
Broadridge Securities Processing Solutions, Inc.	Delaware
Broadridge Output Solutions, Inc.	Delaware
Broadridge (Canada) ULC	Canada
Broadridge Trading Trf. Corp.	Delaware
Broadridge Investor Communication Solutions, Inc.	Delaware
Broadridge Financial Solutions (Canada) Inc.	Canada
Broadridge Nederland III B.V.	Netherlands
Broadridge Software Limited	Canada
Broadridge Investor Communications Corporation	Canada
Broadridge Nederland II B.V.	Netherlands
Broadridge (Australia) Pty. Ltd.	Australia
ICJ Inc.(1)	Japan
Broadridge Financial Solutions International, Ltd.	United Kingdom
Broadridge (Deutschland) GmbH	Germany
Broadridge Nederland I B.V.	Netherlands
Broadridge Financial Solutions Ltd.	United Kingdom
Broadridge Business Process Outsourcing Limited	United Kingdom
Broadridge Asia Pacific Limited	Hong Kong
Broadridge Czech Republic s.r.o.	Czech Republic
Broadridge Financial Solutions (India) Private Limited	India
Investigo Corporation	Minnesota
Access Data Corp.	Delaware
BR NYC Solutions, Inc.	Delaware
Broadridge Corporate Issuer Solutions, Inc.	Pennsylvania
Broadridge City Networks (UK) Limited	United Kingdom
Matrix Financial Solutions, Inc.	Delaware
MG Trust Company	Colorado
Matrix Settlement & Clearance Services, LLC	New York
Broadridge Managed Solutions, Inc.	Delaware
Broadridge SPS, LLC	Delaware
BR REC, LLC	New York
Broadridge Business Process Outsourcing, LLC	Delaware
Broadridge Fluent Solutions, LLC	Delaware
Broadridge France SAS	France
Bonaire Software Solutions, LLC	Massachusetts
Bonaire UK Limited	United Kingdom
Emerald Connect, LLC	Delaware
Inlet LLC (1)	Delaware
Message Automation Ltd. (1)	United Kingdom
Broadridge FX and Liquidity Solutions, LLC	Delaware
Direxxis LLC	Massachusetts
Broadridge Business Process Outsourcing (Canada), Inc.	Canada
Broadridge Poland sp. z.o.o.	Poland

(1) Less than 100% owned.